UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):               June 11, 2014

THE MONARCH CEMENT COMPANY
(Exact name of Registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation or organization)	0-2757 (Commission File Number)	48-0340590 (IRS Employer Identification Number)

P.O. BOX 1000, HUMBOLDT, KANSAS (Address of Principal Executive Offices)		66748-0900 (Zip Code)

Registrant's telephone number, including area code         (620) 473-2222

_______________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
The Monarch Cement Company is announcing today that it has adopted a Rule 10b5-1 plan for the purpose of repurchasing shares of its capital stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and Monarch's policies regarding stock transactions. This plan has been established pursuant to, and as part of, Monarch's share repurchase program. As previously announced, on August 5, 2011, Monarch's Board of Directors authorized the purchase, through open market or private transactions, of 101,672 shares of Monarch's Capital Stock and Class B Capital Stock in addition to the then existing 98,328 shares remaining from the Board's 1996 authorization, for a total repurchase authority of 200,000 shares. Management's authorization has no expiration. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. As of June 10, 2014, Monarch continued to be authorized by the Board, exercisable in management's discretion, to purchase up to 135,313 shares of Monarch's Capital Stock and Class B Capital Stock.
A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by Monarch will have the authority under the terms and limitations specified in the plan to repurchase shares on Monarch's behalf in accordance with the terms of the plan. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. Monarch may terminate the plan at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MONARCH CEMENT COMPANY
Dated: June 11, 2014

By:  /s/ Debra P. Roe
Debra P. Roe, CPA
Chief Financial Officer and
Assistant Secretary-Treasurer
(principal financial officer and
principal accounting officer)